September 2014 Preliminary Terms No. 1,587 Registration Statement No. 333-178081 Dated August 29, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the shares of the WisdomTree Japan Hedged Equity Fund, which we refer to as the underlying shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity.  However, if the underlying shares have depreciated in value, investors will lose 1% for every 1% decline in the share price over the term of the securities.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero.  Accordingly, you may lose your entire investment.  The PLUS are for investors who seek a return based on the underlying shares and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies for a limited range of upside performance of the underlying shares.  The underlying shares are designed to provide exposure to a segment of the Japanese equity markets while attempting to mitigate the effects of future movements of the Japanese yen relative to the U.S. dollar as described herein.  Investors may lose their entire initial investment in the PLUS.  The PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:		Morgan Stanley
Maturity date:		December , 2015
Valuation date:		December , 2015, subject to postponement for non-trading days and certain market disruption events
Underlying shares:		Shares of the WisdomTree Japan Hedged Equity Fund (the “Fund”). See “WisdomTree Japan Hedged Equity Fund” starting on page 2.
Aggregate principal amount:		$
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price:
$10 × share performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10.

Leveraged upside payment:		$10 x leverage factor x share percent increase
Leverage factor:		300%
Share percent increase:		(final share price – initial share price) / initial share price
Share performance factor:		final share price / initial share price
Initial share price:		$ , which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity:		$11.25 per PLUS (112.50% of the stated principal amount)
Stated principal amount / Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		September , 2014
Original issue date:		October , 2014 (3 business days after the pricing date)
CUSIP / ISIN:		61758S617 / US61758S6173
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $9.661 per PLUS, or within $0.15 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees	Proceeds to issuer(4)
Per PLUS	$10.00	$0.175(2)
		$0.05(3)	$9.775
Total	$	$	$
(1)
The actual price to public and agent’s commissions and fees for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per PLUS.  Please see “Syndicate Information” on page 19 for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.
(4)	See “Use of proceeds and hedging” on page 16.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.

  Product Supplement for PLUS dated August 17, 2012                                   Prospectus dated November 21, 2011

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities
The PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for any positive performance of the underlying shares, subject to the maximum payment at maturity.
▪	To potentially outperform the underlying shares in a moderately bullish scenario.
▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	Approximately 15 months
Leverage factor:	300% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	$11.25 per PLUS (112.50% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Interest:	None
Listing:	The PLUS will not be listed on any securities exchange

WisdomTree Japan Hedged Equity Fund

The WisdomTree Japan Hedged Equity Fund is an exchange-traded fund that is designed to provide exposure to certain dividend-paying Japanese companies while attempting to mitigate the effects of currency fluctuations.  Apart from this currency effects mitigating feature, an investment linked to the Fund does not provide any hedging benefits to the exposure to the Japanese equities constituting the Fund.

The Fund seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the share underlying index).  The share underlying index is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar through exposures to the 1-month forward currency exchange rate between the Japanese yen and the U.S. dollar and the Fund attempts to mirror this currency mitigation feature by entering into forward currency contracts or futures contracts on the Japanese yen.  The Fund generally uses a Representative Sampling Strategy to track the performance of the share underlying index, meaning it generally will invest in a sample of securities in the share underlying index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the share underlying index as a whole.  The Fund’s currency mitigation feature may not offset the actual fluctuations between the Japanese yen and the U.S. dollar and a decline in the value of the Japanese yen relative to the U.S. dollar could result in a decline in the value of the Fund and, therefore, could result in a loss at maturity on your investment in the PLUS.

An investment in the PLUS is not a “hedged” investment in the share underlying index or the stocks constituting such index. Your entire investment is at risk and you may remain exposed to the currency exchange rate risk with respect to the Japanese yen relative to the U.S. dollar.  The strategies employed by the Fund and share underlying index to minimize the impact of changes in the value of the Japanese yen against the U.S. dollar may not be successful.  See “WisdomTree Japan Hedged Equity Fund Overview.”  Also see “Risk Factors—The currency hedge risk employed by the Fund may not sufficiently reduce its exposure to currency fluctuations” and “—The performance of the underlying shares will not likely benefit from the appreciation of the Japanese yen relative to the U.S. dollar” herein.

September 2014	Page 2

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The original issue price of each PLUS is $10.  This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $10.  We estimate that the value of each PLUS on the pricing date will be approximately $9.661, or within $0.15 of that estimate.  Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.
MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

September 2014	Page 3

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a certain range of positive performance of the shares of the Fund, which we refer to as the underlying shares.  In exchange for enhanced performance of 300% of the appreciation of the underlying shares, investors forgo performance above the maximum payment at maturity of $11.25 per PLUS.  At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity.  However, if the underlying shares have depreciated in value, investors will lose 1% for every 1% decline in the share price over the term of the securities.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero.  Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance.
Upside Scenario
The final share price is greater than the initial share price and, at maturity, you receive a full return of principal as well as 300% of the increase in the value of the underlying shares, subject to the maximum payment at maturity of $11.25 per PLUS (112.50% of the stated principal amount).  For example, if the final share price is 3% greater than the initial share price, the PLUS will provide a total return of 9% at maturity.

Par Scenario	The final share price is equal to the initial share price. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario
The final share price declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying shares over the term of the PLUS.  Under these circumstances, the payment at maturity will be less than the stated principal amount.  For example, if the final share price is 30% less than the initial share price, the PLUS will be redeemed at maturity for a loss of 30% of principal at $7.00, or 70% of the stated principal amount.  There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

September 2014	Page 4

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.25 per PLUS (112.50% of the stated principal amount)
Minimum payment at maturity:	None

PLUS Payoff Diagram

See the next page for a description of how the PLUS work.

September 2014	Page 5

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How it works

▪
Upside Scenario.  If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor will realize the maximum payment at maturity of $11.25 per PLUS (112.50% of the stated principal amount) at a final share price of approximately 104.17% of the initial share price.

▪	If the underlying shares appreciate 3%, the investor would receive a 9% return, or $10.90 per PLUS.

▪	If the underlying shares appreciate 10%, the investor would receive only a 12.50% return, or $11.25 per PLUS, due to the maximum payment at maturity.

▪	Par Scenario. If the final share price is equal to the initial share price, the investor would receive the $10 stated principal amount.

▪
Downside Scenario.  If the final share price is less than the initial share price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.  Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS.  There is no minimum payment at maturity on the PLUS.

▪	If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

September 2014	Page 6

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
The PLUS do not pay interest or guarantee return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of any principal at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the full decrease in the price of the underlying shares over the term of the PLUS.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪
The appreciation potential of the PLUS is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.25 per PLUS (112.50% of the stated principal amount).  Although the leverage factor provides 300% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 112.50% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than approximately 4.17% of the initial share price will not increase the return on the PLUS.

▪
The currency hedge risk employed by the Fund may not sufficiently reduce its exposure to currency fluctuations.  The price of the underlying shares is related to the U.S. dollar value of stocks that trade in Japanese yen.  The Fund attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen.  The amount of forward contracts and futures contracts in the Fund is based on the aggregate exposure of the Fund to the Japanese yen.  However, this approach may not eliminate the exposure of the Fund to the Japanese yen.  The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

As a result, the holders of the PLUS will still likely be exposed to currency exchange rate risk with respect to the Japanese yen.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currency hedge strategy employed by the Fund is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Japanese yen, the price of the underlying shares could be adversely affected and the payment at maturity on the PLUS may be reduced.

▪
The performance of the underlying shares will not likely benefit from the appreciation of the Japanese yen relative to the U.S. dollar.  The Fund’s currency hedge strategy will likely result in lower returns in the underlying shares than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar.  Consequently, the weakening of the U.S. dollar relative to the Japanese yen is not expected to have any positive impact on the underlying shares (as compared to returns of an equivalent unhedged investment).

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The underlying shares track the performance of the share underlying index, which is linked to the value of Japanese equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including Japan, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, including Japan, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making

September 2014	Page 7

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

prompt liquidation of holdings difficult or impossible at times.  Moreover, the Japanese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The underlying shares and the share underlying index are different and the performance of the underlying shares may not correlate with that of the share underlying index.  The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the share underlying index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the share underlying index or due to other circumstances.  The Fund generally uses a Representative Sampling Strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the share underlying index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the share underlying index as a whole.  Under normal circumstances, at least 95% of the Fund’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the share underlying index and investments that have economic characteristics substantially identical to those of such component securities.  A Representative Sampling Strategy generally can be expected to produce a greater tracking error.  In addition, the Fund may not be able to replicate the currency hedge strategy employed by the share underlying index.

▪
The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates of the U.S. dollar relative to the Japanese yen, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “WisdomTree Japan Hedged Equity Fund Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.  Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪
Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the PLUS. The investment advisor to the WisdomTree Japan Hedged Equity Fund, WisdomTree Asset Management, Inc. (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.  WisdomTree Investments, Inc. (“WTI”) is responsible for calculating and maintaining the share underlying index.

September 2014	Page 8

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

WTI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index.  WTI may discontinue or suspend calculation or publication of the share underlying index at any time.  Any of these actions could adversely affect the value of the share underlying index and, consequently, the price of the underlying shares and the value of the PLUS.

▪
The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events.  Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop.  Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those generated by others, including other dealers in the market, if they attempted to value the PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time.  The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.

September 2014	Page 9

PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you receive at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event, may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the value at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “—Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the

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instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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WisdomTree Japan Hedged Equity Fund Overview

The WisdomTree Japan Hedged Equity Fund

The WisdomTree Japan Hedged Equity Fund is an exchange-traded fund that seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index.  The Fund generally uses a Representative Sampling Strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the share underlying index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the share underlying index as a whole.  Under normal circumstances, at least 95% of the Fund’s total assets (exclusive of collateral held from securities lending) will be invested in component securities of the share underlying index and investments that have economic characteristics substantially identical to those of such component securities.  The Fund may invest the remainder of its assets in cash and cash equivalents, as well as in shares of other investment companies, forward contracts, futures contracts, options on futures contracts, options, and swaps.  To the extent the share underlying index holds 25% or more of its total assets in the securities of a particular industry or group of industries, the Fund will concentrate its investments to approximately the same extent as the share underlying index.

To offset the exposure of the Fund to the Japanese yen, the Fund may enter into forward currency contracts or futures contracts.  The amount of forward contracts and futures contracts in the Fund is based on the aggregate exposure of the Fund to the Japanese yen.  This approach may not eliminate the exposure of the Fund to the Japanese yen.  The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

The Fund is one of the investment portfolios of WisdomTree Trust (“WTT”), a registered investment company that consists of numerous separate investment portfolios.  Information provided to or filed with the Commission by WTT pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333−132380 and 811-21864, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete.

Information as of market close on August 28, 2014:

Bloomberg Ticker Symbol:	DXJ	52 Week High (on 12/31/2013):	$50.84
Current Share Price:	$49.85	52 Week Low (on 8/30/2013):	$43.89
52 Weeks Ago:	$44.56

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2009 through August 28, 2014.  The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period.  The closing price of the underlying shares on August 28, 2014 was $49.85.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

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Shares of the WisdomTree Japan Hedged Equity Fund Daily Closing Prices, January 1, 2009 to August 28, 2014

WisdomTree Japan Hedged Equity Fund (CUSIP 97717W851)	High ($)	Low ($)	Period End ($)
2009
First Quarter	39.77	28.76	32.78
Second Quarter	38.92	33.10	38.16
Third Quarter	41.63	37.15	40.60
Fourth Quarter	40.61	37.35	39.33
2010
First Quarter	42.74	39.90	42.24
Second Quarter	42.88	35.57	35.64
Third Quarter	37.19	34.73	36.02
Fourth Quarter	38.74	34.55	38.17
2011
First Quarter	41.21	33.50	36.87
Second Quarter	37.23	34.39	36.14
Third Quarter	37.06	31.56	32.52
Fourth Quarter	33.06	30.49	31.34
2012
First Quarter	37.02	31.40	36.90
Second Quarter	36.71	30.08	33.18
Third Quarter	33.42	30.34	31.62
Fourth Quarter	36.88	30.77	36.88
2013
First Quarter	44.23	36.66	43.19
Second Quarter	52.91	40.82	45.61
Third Quarter	49.48	43.89	47.93
Fourth Quarter	50.84	45.31	50.84
2014
First Quarter	50.43	45.07	47.34
Second Quarter	50.60	44.84	49.36
Third Quarter (through August 28, 2014)	50.80	48.48	49.85

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This document relates only to the PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding WTT from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to WTT.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding WTT is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning WTT could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with WTT.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to WTT, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of WTT as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“WisdomTree®” is a registered mark of WisdomTree Investments, Inc. (“WTI”).  The WisdomTree Japan Hedged Equity Index is the exclusive property of WTI.  The PLUS are not sponsored, endorsed, sold, or promoted by WTI.  WTI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  WTI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The WisdomTree Japan Hedged Equity Index

The WisdomTree Japan Hedged Equity Index is a stock index calculated, published and disseminated by WTI, and is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar.  For additional information see “Annex A—WisdomTree Japan Hedged Equity Index.”

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Additional Information About the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Additional information related to calculating the final share price:
If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Share Closing Price” in the product supplement for PLUS for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the product supplement for PLUS for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for PLUS for more information.

Share underlying index:	WisdomTree Japan Hedged Equity Index
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪     Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to

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withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Legislation Affecting Certain Non-U.S. Holders” in the accompanying product supplement for PLUS, withholding under the Hiring Incentives to Restore Employment Act of 2010 (commonly referred to as “FATCA”) applies to certain financial instruments (including the PLUS if they were recharacterized as debt instruments) with respect to any payment of amounts treated as interest.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the constructive ownership rule and FATCA rules and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the PLUS will be used for general corporate purposes.  We will receive, in aggregate, $10 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the underlying shares and in futures and options contracts on the underlying shares or any component stocks of the WisdomTree Japan Hedged Equity Index, or in any other securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and therefore the value at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in

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interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments.  The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS.  The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the

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benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.175 for each PLUS they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each PLUS.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS.  When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS or in the

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prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley. “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.
Syndicate Information
Issue price	Agent’s commissions and fees(1)	Principal amount of PLUS for any single investor
$10.0000	$0.2250	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.9250	$0.1500	≥$5MM
(1)
A portion of this figure reflects a structuring fee payable to Morgan Stanley Wealth Management as follows: if the agent’s commissions and fees are $0.2250, the structuring fee is $0.0500; if the agent’s commissions and fees are $0.1875, the structuring fee is $0.0417; if the agent’s commissions and fees are $0.1688, the structuring fee is $0.0375; and if the agent’s commissions and fees are $0.1500, the structuring fee is $0.0333.

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

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Annex A

WisdomTree Japan Hedged Equity Index

The WisdomTree Japan Hedged Equity Index (the “Share Underlying Index”) is a stock index calculated, published and disseminated by WisdomTree Investments, Inc. (“WTI”), and is designed to provide exposure to a segment of the Japanese equity markets while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar.  The Share Underlying Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan.  By excluding companies that derive 80% or more of their revenue from Japan, the Share Underlying Index is concentrated on dividend-paying companies with a more significant non-Japan revenue base.  The companies included in the Share Underlying Index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the Japanese yen has declined and have weakened when the value of the Japanese yen has increased.  The Share Underlying Index is a currency hedged version of the WisdomTree Japan Dividend Index (the “WJD Index”), and the selection and weighting methodology for the Share Underlying Index is identical to the selection and weighting methodology used for the WJD Index.

Selection Criteria

To be eligible for inclusion in the Share Underlying Index, component companies must meet the following eligibility requirements established by WTI: (i) payment of at least $5 million in cash dividends on common shares in the annual cycle prior to the annual rebalance of the Share Underlying Index; (ii) market capitalization of at least $100 million as of the rebalance of the Share Underlying Index; (iii) average daily dollar volume of at least $100,000 for the three months preceding the rebalance of the Share Underlying Index; and (iv) trading of at least 250,000 shares per month for each of the six months preceding the rebalance of the Share Underlying Index.

Companies are weighted in the Share Underlying Index based on annual cash dividends paid.  At the time of the annual rebalance of the Share Underlying Index, the maximum weight of any single security in the Share Underlying Index is capped at 5% and the maximum weight of any one sector in the Share Underlying Index is capped at 25%.  In response to market conditions, security and sector weights may fluctuate above the specified cap between annual rebalance of the Share Underlying Index dates.  WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector.  The following sectors are included in the Share Underlying Index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities.  A sector is comprised of multiple industries. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Index Calculation

The Share Underlying Index is a currency hedged version of the WJD Index.  The index values of the WJD Index are calculated by aggregating the sum of the product of number of stocks in the Share Underlying Index for a component company, the price of such stock and the cross rate of the Japanese yen against the U.S. dollar.  This value is then adjusted by a divisor.  By adjusting the divisor, the index value retains its continuity before and after changes in the market capitalization of the share underlying index due to changes in composition, weighting or corporate actions.

The WJD Index is calculated whenever the New York Stock Exchange is open for trading.  If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent computations of the WJD Index until trading resumes.  If trading is suspended before the opening, the adjusted closing price of the stock from the previous day is used to calculate the WJD Index.  Until a particular stock opens, its adjusted closing price from the previous day is used in the computation of the WJD Index.

The Share Underlying Index is a currency hedged version of the WJD Index, and the Share Underlying Index is designed to approximate the investable return available to U.S. based investors that attempts to mitigate currency fluctuations as a source of the international index return.

The Share Underlying Index is calculated on a daily basis and it uses to a WM/Reuters 1-month forward rate to mitigate the effects of currency fluctuations.  The precise calculation for the daily hedged currency index is as follows:

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PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Where:
•	Forward Rate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar
•	Spot Rate = Spot Rate in foreign currency per U.S. dollar.
•	For each month m, there are d= 1, 2, 3, … D calendar days so “md” is day d for month m and “m0” is the last day of month m-1.
•	D = total number of days in month m

Weighting

The Share Underlying Index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that dividends play in the total return of such index.  The initial weight of a component in the Share Underlying Index at the annual reconstitution is derived by multiplying the U.S. dollar value of the annual dividend per share of the company by the number of common shares outstanding for that company (the “Cash Dividend Factor”).  Special dividends are not included in the computation of weights of the Share Underlying Index.  The Cash Dividend Factor is calculated for every component in the Share Underlying Index and then summed.  The weight of each component, at the International Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that Share Underlying Index.  The International Weighting Date is the date on which component weights are set and it occurs immediately after the close of trading on the third Wednesday of June.  New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”).

The weighting of the Share Underlying Index will be modified in the event of the following weighting modification events:
(i)
The maximum weight of any individual component security is capped at 5% on the annual rebalance, prior to the introduction of sector caps.  The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

(ii)
Where the collective weight of the component securities of the Share Underlying Index whose individual current weights are greater than or equal to 5.0% of the Share Underlying Index is greater than or equal to 50.0% of the Share Underlying Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Share Underlying Index at the close of the current calendar quarter.  All other components in the Share Underlying Index will also be rebalanced to reflect their relative weights before the adjustment.

(iii)	Where a sector achieves a weight that is greater than or equal to 25% of the Share Underlying Index, weight of companies will be proportionally reduced to 25% as of the annual screening date.

Dividend Treatment

Normal dividend payments are reinvested and accounted for in the calculation of the index value of the Share Underlying Index.  However, special dividends that are not reinvested in the Share Underlying Index require index divisor adjustments.

Maintenance of the Share Underlying Index

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions.  Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the number of stocks of such constituent included in the Share Underlying Index and the stock prices of the component companies in the Share Underlying Index.  Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the number of stocks of such constituent included in the Share Underlying Index or in the

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PLUS Based on the WisdomTree Japan Hedged Equity Fund due December    , 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

stock prices of the component companies in the Share Underlying Index.  Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments.  Any corporate action, whether it requires index divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions.  Whenever possible, changes to the components of the Underlying Index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Index Divisor Adjustments

Changes in the market capitalization of the Share Underlying Index due to changes in composition, weighting or corporate actions result in a divisor change to maintain the continuity of the Share Underlying Index.  Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date.  In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter.  For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

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